3: UNITED STATES

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (date of earliest event reported): May 2, 2003

MAGNITUDE INFORMATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-20432 75-2228828

(Commission File Number) (IRS Employer Identification No.)

401 State Route 24, Chester, New Jersey 07930

(Address of principal executive offices) (Zip Code)

(908) 879-2722

(Registrant's telephone number)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events.

On May 2, 2003, the Registrant issued the press release attached as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Dated: May 2, 2003 By: /s/ Joerg H. Klaube_________

Joerg H. Klaube

Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1

PRESS RELEASE

COMPANY'S CAN SIGNIFICANTLY INCREASE PRODUCTIVITY,

WHILE REDUCING COMPUTER-RELATED INJURY CLAIMS

Magnitude Information Systems Offers Anti-injury Software

ARCAVISTA CORPORATION - NEW YORK, NEW YORK

MAGNITUDE INFORMATION SYSTEMS, INC. - CHESTER, NEW JERSEY - May 2, 2003

With an estimated $33 billion a year of worker's compensation being paid out for computer-related injuries such as Carpal Tunnel Syndrome, elbow, shoulder, back and vision injuries Magnitude Information Systems, Inc., a developer of anti-injury software, has partnered with Arcavista Corporation to deliver an entertaining and informative solution to prevent these injuries and the costs associated with them.

Called ErgoEnterprise™, Magnitude's software prevents computer-related injuries by sending an alert to an employee's desktop with a reminder to take a break. Using Arcavista Corporation's electronic communication tool Arcavista Communicator Magnitude can deliver corporate communications, entertaining video clips, music and other rich media content directly to an employee's desktop during the alerted anti-injury micro breaks.

"Approximately one-third of workers" compensation claims are caused by computer-related injuries where companies have paid, on average, $50,000 per injured person," said Mark Chroscielewski, senior vice president, business development, Magnitude Information Systems, Inc. "By partnering with Arcavista, we are not only offering an anti-injury solution, coupled with a vehicle that allows companies to deliver employee communications or other rich media content to a captive audience, while at the same time significantly reducing risk and the associated costs."

"Arcavista's electronic communications tool complements Magnitude's existing business," said Andrew Reiser, chief executive officer, Arcavista Corporation. "By using Arcavista Communicator to deliver rich media content, Magnitude offers entertaining and useful information during the alerted breaks. For example, content delivered can include animated exercises, corporate communications, music, video, search engine results, etc. your imagination is the limit"

In addition, companies using ErgoEnterprise and Arcavista Communicator can deliver targeted messages to their employees. Arcavista Communicator tracks information on employee usage and preference, both offline and online. Based on the collected user demographics, companies can deliver targeted messages to their employees.

Installed on a company's server, Magnitude ErgoEnterprise and Arcavista Communicator are deployed together onto individual desktops. Arcavista Communicator automatically determines if new content is available, downloads that content onto the server and distributes it to the individual PCs. The new content will can be viewed the next time ErgoEnterprise signals the user for a break.

For more information on Arcavista Communicator, call (212) 905-0180, send an email to info@arcavista.com or visit our Web site at

Abouth Magnitude Information Systems, Inc.

Magnitude Information Systems, Inc. is the leading developer of RSI Management solutions for computer users. Magnitude's Anti-Injury™ software solution, Ergo-Enterprise, helps companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with people working at computers.

Magnitude's Anti-Injury™ software products, Ergo-Fun and Coach, for consumers help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit .

About Arcavista

Arcavista Corporation develops a suite of innovative software tools, called the Communicator, which helps bring companies and customers closer together. Communicator takes electronic customer support, service and loyalty marketing out of the clutter of email and the Web. Using Arcavista's software, companies can radically improve response rates from customers and provide an extraordinary range of automated applications such as cost-effective dissemination of investor relations and SEC material as well as fully transactional promotional content to driving television viewers to programming for improved ratings.

For more information, contact Mark Chroscielewski, Senior Vice President, Business Development at Magnitude at 888-786-7774 or visit <http://www.magnitude.com> .

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking